Exhibit 10.4
AMENDMENT TO LEASE


THIS AMENDMENT TO LEASE (this "Amendment") is made as of the ____ day of June, 1996, by and between KANSAS-LTC CORPORATION, formerly known as Coronado Corporation, a Delaware corporation, herein called "Lessor", and STERLING HOUSE CORPORATION, a Kansas corporation, herein called "Lessee", subject to the terms, conditions and contingencies set forth below.

RECITALS

A. Lessor and Lessee entered into that certain Lease, dated as of December 22, 1995, whereby Original Lessor leased to Lessee that certain real property located in Dodge City, Kansas, and the improvements located thereon consisting of a 35-unit assisted living facility commonly known as the "Sterling House," as more specifically described in the Lease.

B. Lessor and Lessee desire to amend the Lease subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1. Annual Escalation of Minimum Rent. Paragraph 3.1(c) of this Lease is hereby deleted in its entirety and replaced with the following:

(c) Annual Escalation of Minimum Rent. Commencing on January 1, 1997 and continuing on each subsequent January 1 during the Term, the Minimum Rent (irrespective of any prorations made pursuant to Paragraph 3.1(a) of this Lease) shall increase to an amount equal to the Minimum Rent for the immediately preceding Lease Year multiplied by a fraction, the numerator of which shall be the C.P.I. (defined below) for January 1 of the Lease Year then in effect, and the denominator of which shall be the C.P.I.of the immediately preceding Lease Year then in effect, and the denominator of which shall be the C.P.I. for Jan-uary 1 of the immediately preceding Lease Year; provided, however, that the product of said multiplication shall not result in an increase of the Minimum Rent by more than two percent (2%) per year on a cumulative basis ("Annual Multiplier"). If, however, the Annual Multiplier is less than two percent (2%) in any Lease Year (a "Less Than 2% Lease Year"), then at such time as the Annual Multiplier is determined for subsequent Lease Years, the Minimum Rent for each Less Than 2% Lease Year shall be retroactively recalculate Annual Multipliers (whether less than or greater than 2%) shall be first applied to increase the Annual Multiplier for each Less Than 2% Lease Year to an amount up to, but not greater than, 2%, with such recalculations to be made in chron-ological order beginning with the earliest Less Than 2% Lease Year and continuing, so long as there is Annual Multiplier remaining, until recal-culations has been made with respect to all Less Than 2% Lease Years. After
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each such recalculation has been made, the shortfall in the Minimum Rent for the newly recalculated Less Than 2% Lease Years shall be billed to Lessee and Lessee shall pay such shortfall amount to Lessor together with the next payment of Minimum Rent otherwise coming due hereunder. Such recalculations and shortfall billings shall be made in each Lease Year where there remain prior Less Than 2% Lease Years which have not yet been recalculated to 2%. For purposes of example only, if the initial Minimum Rent equals $939,120, and if (a)the C.P.I. would increase to $953,207; (b) the C.P.I. increased 1.5% as of January 1, 1998, the Minimum Rent as of January 1, 1998 would increase to $967,505; (c) the C.P.I. increased 6% as of January 1, 1999, the Minimum Rent as of January 1, 1999 would increase to $996,602, which is the Minimum Rent increased by 2% per year for three years (i.e. the average annual increases have been 3% (1.5% + 1.5% + 6% for the three years, respectively,) subject to the 2% annual limitation), and the total shortfall amount to be billed to leasee would be $4,695 for Lease Year 1997 and $9,555 for Lease Year 1998. "C.P.I." shall mean and refer to the Consumer Price Index of the Bureau of Labor Statistics of the Department of
Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100);provided that if compilation of the C.P.I. is discontinued or transferred to any other governmental department of bureau, then the index most nearly the same as the C.P.I. shall be used. If Lessor is unable to determine the C.P.I. by January 1 of any Lease Year, Lessee shall continue to pay the Minimum Rent at the rate paid for the immediately prior Lease Year and once the C.P.I. for January 1 of such Lease Year is published, the new Minimum Rent (as increased by the Annual Multiplier) shall be effective retroactively as of the first day of such Lease Year and the aggregate amount of any additional Minimum Rent shall be paid by Lessee promptly after written notice therof from Lessor (but not later than the date of the next monthly installment of Minimum Rent, unless the next installment falls due within five (5) days after Lessor's notice in which case not later then the date of the second next monthly installment of Minimum Rent). No delay by Lessor in providing notice of any such increase in Minimum Rent shall be beemed a waiver of Lessor's right to increase the Mini-mum Rent as provided hereunder"

2.     Miscellaneous.

2.1 Except as set forth in this Amendment, the Lease (as assigned) shall remain as originally stated and the terms and provisions of the Lease (as assigned) are hereby ratified and affirmed.
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2.2     This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above wirtten.



"LESSEE"                      STERLING HOUSE CORPORATION,
                              a Kansas corporation



By:_____________________________________
Name:__________________________________
Title:___________________________________


"LESSOR"                  KANSAS-LTC CORPORATION,
                           formerly known as Coronado Corporation,
                          a Delaware corporation,



By:_____________________________________
Name:__________________________________
Title:___________________________________
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